Schedule I

Transactions in Securities of the Issuer During the Past Sixty Days

Name of Affiliated Entity	Transaction Date	Number of Shares of Class A Common Stock	Weighted Average Price Per Share ($)	Transaction Type
PSP Suja Life Aggregator, L.P.	8/10/2026	111,929	$6.43[1]	Open Market Purchase
PSP Suja Life Aggregator, L.P.	8/11/2026	108,440	$6.09[2]	Open Market Purchase
PSP Suja Life Aggregator, L.P.	8/12/2026	111,929	$6.13[3]	Open Market Purchase
PSP Suja Life Aggregator, L.P	8/13/2026	111,929	$6.27[4]	Open Market Purchase
PSP Suja Life Aggregator, L.P	8/14/2026	111,929	$6.43[5]	Open Market Purchase
PSP Suja Life Aggregator, L.P	8/17/2026	175,185	$6.49[6]	Open Market Purchase
PSP Suja Life Aggregator, L.P	8/18/2026	189,300	$6.73[7]	Open Market Purchase

1 Transaction effected at ranges from $6.23 to $6.59, inclusive.
2 Transaction effected at ranges from $5.86 to $6.63, inclusive.
3 Transaction effected at ranges from $5.89 to $6.26, inclusive.
4 Transaction effected at ranges from $6.21 to $6.35, inclusive.
5 Transaction effected at ranges from $6.26 to $6.53, inclusive.
6 Transaction effected at ranges from $6.02 to $6.76, inclusive.
7 Transaction effected at ranges from $6.48 to $6.92, inclusive.